Exhibit 10.4

EXECUTION VERSION

DIGITAL MEDIA SOLUTIONS, INC.

DIRECTOR NOMINATION AGREEMENT

This Director Nomination Agreement (this “Agreement”) is made and entered into as of July 15, 2020, by and between Digital Media Solutions, Inc., a Delaware corporation (the “Company”), Leo Investors Limited Partnership, a Cayman limited partnership (the “Sponsor”), Lion Capital (Guernsey) Bridgeco Limited, a Guernsey limited company, (“Lion”), Clairvest Group Inc., a Delaware corporation (together with its Affiliates, “Clairvest”), and Prism Data, LLC, a Delaware limited liability company (“Prism”). Each of Lion, Clairvest and Prism, and any of their respective permitted assigns, are referred to herein as a “Stockholder”. Unless otherwise specified herein, all of the capitalized terms used herein are defined in Section 2 hereof.

WHEREAS, pursuant to the Business Combination Agreement, the Company has agreed to permit Clairvest, or its permitted assigns, which will Beneficially Own approximately 75% of the issued and outstanding Voting Interests at the Effective Time, to designate two (2) individuals for (i) appointment to the board of directors of the Company (the “Board”) at the Effective Time and (ii) certain nomination rights thereafter, in each case, on the terms and conditions set forth herein;

WHEREAS, pursuant to the Business Combination Agreement, the Company has agreed to permit Prism, or its permitted assigns, which will Beneficially Own approximately 75% of the issued and outstanding Voting Interests at the Effective Time, to designate one (1) individual for (i) appointment to the Board at the Effective Time and (ii) certain nomination rights thereafter, in each case, on the terms and conditions set forth herein;

WHEREAS, the Company has agreed to permit Lion, or its permitted assigns, which will Beneficially Own approximately 13% of the issued and outstanding Voting Interests at the Effective Time, to designate one (1) individual for (i) appointment to the Board at the Effective Time and (ii) certain nomination rights thereafter, in each case, on the terms and conditions set forth herein; and

WHEREAS, pursuant to the Business Combination Agreement, the Company has agreed to permit Clairvest and Prism to mutually designate one (1) additional individual for (i) appointment to the Board at the Effective Time and (ii) certain nomination rights thereafter, in each case, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Section 1. Board of Directors.

(a) The Company shall take all necessary and desirable actions within its control such that, as of the Effective Time:

(i) the size of the Board is set at seven (7) Directors;

(ii) sufficient existing Directors resign or are removed from the Board such that five (5) Director positions are vacant immediately prior to the nomination and appointment of the Stockholder Directors (other than the Lion Director) provided for herein;

(iii) Lyndon Lea and Robert Darwent (the “Retained Directors”) shall be retained as Directors on the Board, with Robert Darwent appointed as the Lion Director;

(iv) each of Robbie Isenberg and James Miller shall be nominated and appointed as a Clairvest Director;

(v) Fernando Borghese shall be nominated and appointed as a Prism Director;

(vi) Mary Minnick shall be nominated and appointed as an Independent Stockholder Director; and

(vii) the current Chief Executive Officer of the Company, shall be nominated and appointed as a Director on the Board (the “CEO Director”).

(b) From and after the Effective Time and until a Stockholder Termination Event shall have occurred with respect to Clairvest, Clairvest, or its permitted assigns, shall have the right to designate two (2) Nominees in connection with any meeting of the stockholders of the Company called (or written consent of the stockholders) with respect to the election of Directors, and the Company shall, as promptly as practicable, take all necessary and desirable actions within its control (including, without limitation, calling special meetings of the Board and the stockholders of the Company and recommending, supporting and soliciting proxies), such that there are two (2) Clairvest Directors on the Board at all times prior to such a Stockholder Termination Event; provided, that one (1) of such Nominees and one (1) of the Clairvest Directors shall be independent under the applicable rules of the NYSE (or any applicable exchange on which the Company’s securities may be listed); provided, however, that, from and after the date that Clairvest and Prism collectively cease to Beneficially Own or control, directly or indirectly, at least forty percent (40%) of the total number of Voting Interests issued and outstanding at any time, Clairvest, or its permitted assigns, shall have the right to designate only one (1) Nominee and only one (1) Clairvest Director shall be required to be on the Board at all times prior to a Stockholder Termination Event with respect to Clairvest and such Nominee and such Clairvest Director shall not be required to be independent under the applicable rules of the NYSE (or any applicable exchange on which the Company’s securities may be listed). If (i) a vacancy on the Board occurs because of the death, disability, disqualification, resignation, or removal of a Clairvest Director and (ii) Clairvest, or its permitted assigns, had the right to have such number of Clairvest Directors serve on the Board as were serving immediately prior to the occurrence of such vacancy, then Clairvest, or its permitted assigns, shall be entitled to designate a Nominee, and the Company will, within ten (10) days of such designation of such Nominee, take all necessary and desirable actions within its control such that such vacancy shall be filled with such Nominee, provided that such nominee meets the independence requirements set forth in this Section 1(b). Notwithstanding anything to the contrary, the Director position for a Clairvest Director shall not be filled pending such designation and appointment unless Clairvest fails to designate a Nominee within thirty (30) days after receipt of written notice from the Company notifying it that such vacancy has occurred, and after such thirty- (30-) day period, the Company may appoint a nominee who may serve as a Director only until Clairvest, or its permitted assigns, designates a Nominee.

(c) From and after the Effective Time and until a Stockholder Termination Event shall have occurred with respect to Prism, Prism, or its permitted assigns, shall have the right to designate one (1) Nominee in connection with any meeting of the stockholders of the Company called (or written consent of the stockholders) with respect to the election of Directors, and the Company shall, as promptly as practicable, take all necessary and desirable actions within its control (including, without limitation, calling special meetings of the Board and the stockholders of the Company and recommending, supporting and soliciting proxies), such that one (1) Prism Director serves on the Board at all times prior to such a Stockholder Termination Event. If (i) a vacancy on the Board occurs because of the death, disability, disqualification, resignation, or removal of the Prism Director and (ii) immediately prior to the occurrence of such vacancy, Prism, or its permitted assigns, had the right to have a Prism Director serve on the Board, then Prism shall be entitled to designate a Nominee, and the Company will, within ten (10) days of such designation of such Nominee, take all necessary and desirable actions within its control such that such vacancy shall be filled with such Nominee. Notwithstanding anything to the contrary, the Director position for the Prism Director, shall not be filled pending such designation and appointment unless Prism, or its permitted assigns, fails to designate a Nominee within thirty (30) days after receipt of written notice from the Company notifying it that such vacancy has occurred, and after such thirty- (30-) day period, the Company may appoint a nominee who may serve as a Director only until Prism designates a Nominee.

(d) From and after the Effective Time and until Clairvest and Prism cease to collectively Beneficially Own or control, directly or indirectly, more than fifty percent (50%) of the total number of Voting Interests issued and outstanding at any time (such time, the “Majority Termination Event”), Clairvest and Prism shall have the right to mutually designate one (1) additional Nominee, who shall be independent, and qualified to serve on the audit committee of the Board, under the applicable rules of the NYSE (or any applicable exchange on which the Company’s securities may be listed) and the SEC (including Rule 10A-3 of the Exchange Act), in connection with any meeting of the stockholders of the Company called (or written consent of the stockholders) with respect to the election of Directors, and the Company shall, as promptly as practicable, take all necessary and desirable actions within its control (including, without limitation, calling special meetings of the Board and the stockholders of the Company and recommending, supporting and soliciting proxies), such that one (1) Independent Stockholder Director, who shall be independent, and qualified to serve on the audit committee of the Board, under the applicable rules of the NYSE (or any applicable exchange on which the Company’s securities may be listed) and the SEC (including Rule 10A-3 of the Exchange Act), serves on the Board at all times prior to the Majority Termination Event. If (i) a vacancy on the Board occurs because of the death, disability, disqualification, resignation, or removal of the Independent Stockholder Director and (ii) immediately prior to the occurrence of such vacancy, Clairvest and Prism had the right to have an Independent Stockholder Director serve on the Board, then Clairvest and Prism shall be entitled to mutually designate a Nominee, and the Company will, within ten (10) days of such designation of such Nominee, take all necessary and desirable actions within its control such that such vacancy shall be filled with such Nominee, provided that such nominee meets the independence requirements set forth in this Section 1(d). Notwithstanding anything to the contrary, the Director position for the Independent Stockholder Director, shall not be filled pending such designation and appointment unless the Clairvest and Prism fail to mutually designate a Nominee within thirty (30) days after receipt of written notice from the Company notifying it that such vacancy has occurred, and after such thirty- (30-) day period, the Company may appoint a nominee who may serve as a Director only until Clairvest and Prism mutually designate a Nominee.

(e) From and after the Effective Time, the Company shall, as promptly as practicable, take all necessary and desirable actions within its control (including, without limitation, calling special meetings of the Board and the stockholders of the Company and recommending, supporting and soliciting proxies), such that the CEO Director serves on the Board at all times unless and until a Stockholder Termination Event shall have occurred with respect to Prism or, if earlier, the CEO Director otherwise ceases to be the Chief Executive Officer of the Company.

(f) From and after the Effective Time and until a Stockholder Termination Event shall have occurred with respect to Lion, Lion, or its permitted assigns, shall have the right to designate one (1) Nominee, who shall be independent, and qualified to serve on the audit committee of the Board, under the applicable rules of the NYSE (or any applicable exchange on which the Company’s securities may be listed) and the SEC (including Rule 10A-3 of the Exchange Act), in connection with any meeting of the stockholders of the Company called (or written consent of the stockholders) with respect to the election of Directors, and the Company shall, as promptly as practicable, take all necessary and desirable actions within its control (including, without limitation, calling special meetings of the Board and the stockholders of the Company and recommending, supporting and soliciting proxies), such that one (1) Lion Director, who shall be independent, and qualified to serve on the audit committee of the Board, under the applicable rules of the NYSE (or any applicable exchange on which the Company’s securities may be listed) and the SEC (including Rule 10A-3 of the Exchange Act), serves on the Board at all times prior to such a Stockholder Termination Event. If (i) a vacancy on the Board occurs because of the death, disability, disqualification, resignation, or removal of the Lion Director and (ii) immediately prior to the occurrence of such vacancy, Lion, or its permitted assigns, had the right to have a Lion Director serve on the Board, then Lion shall be entitled to designate a Nominee, and the Company will, within ten (10) days of such designation of such Nominee, take all necessary and desirable actions within its control such that such vacancy shall be filled with such Nominee, provided that such nominee meets the independence requirements set forth in this Section 1(f). Notwithstanding anything to the contrary, the Director position for the Lion Director, shall not be filled pending such designation and appointment unless Lion, or its permitted assigns, fails to designate a Nominee within thirty (30) days after receipt of written notice from the Company notifying it that such vacancy has occurred, and after such thirty- (30-) day period, the Company may appoint a nominee who may serve as a Director only until Lion designates a Nominee.

(g) If a Stockholder Director is entitled to serve on the Board pursuant to Section 1(b), Section 1(c), Section 1(d), Section 1(e) or Section 1(f), the Company shall take all actions necessary in connection with the election or re-election of such Nominee to ensure that (i) the Nominee is included in the Board’s slate of nominees to the stockholders of the Company for the applicable election of Directors and (ii) the Nominee is included in the proxy statement prepared by management of the Company in connection with soliciting proxies for the applicable meeting of the stockholders of the Company called with respect to the election of Directors, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company with respect to the applicable election of members of the Board. If, prior to the stockholders’ meeting (or action by written consent), a Nominee ceases to be a nominee due to such Nominee’s death, disability, withdrawal as a nominee for election to the Board or for any other reason, the Company shall, subject to Section 1(g) below, take such steps and actions as appropriate or necessary to cause a replacement Nominee (as designated by the applicable Stockholder(s)) to be included in such slate of nominees for election.

(h) If a Nominee is not elected because of such Nominee’s death, disability, disqualification, withdrawal as a nominee for election to the Board or for any other reason (and such Nominee is not replaced as a nominee pursuant to Section 1(g) above), (i) the applicable Stockholder(s) shall be entitled to promptly designate a replacement Nominee, (ii) the Company will, within ten (10) days of such designation, take all necessary and desirable actions within its control such that such replacement Nominee is appointed as a Director the Company and (iii) the Company will take all necessary and desirable actions within its control such that the Director position for which the original Nominee was nominated shall not be filled pending such designation of a replacement Nominee. Notwithstanding anything to the contrary, the Director position for which such original Nominee was nominated shall not be filled pending such designation and appointment unless the applicable Stockholder(s) shall fail to designate such replacement Nominee within thirty (30) days after receipt of written notice from the Company notifying such Stockholder that such Nominee was not elected, and after such thirty- (30-) day period, the Company may appoint a successor nominee who may serve as a Director only until the applicable Stockholder(s) shall designate a replacement Nominee.

(i) From and after the Effective Time, the Sponsor and each of the Stockholders, unless and until a Stockholder Termination Event may have occurred with respect to such Stockholder, hereby agree to vote, or cause to be voted, all of their respective Voting Interests at any meeting (or written consent) of the stockholders of the Company with respect to the election of directors, in favor of each of the Nominees designated in accordance with this Agreement; provided, that, for the avoidance of doubt, any vote taken to remove any Stockholder Director elected pursuant hereto, or to fill any vacancy created by the death, disability, disqualification, resignation, or removal of any Stockholder Director elected pursuant to this hereto, shall also be subject to the provisions of this Section 1(i); provided, however, that the parties hereto acknowledge and agree that (A) the obligations of Sponsor and Lion under this Section 1(i) are owed to the Company and not to any other Stockholder and no such other Stockholder shall have the right to enforce such obligations hereunder and (B) the obligations of Prism and Clairvest under this Section 1(i) to vote in favor of the Lion Director are owed to the Company and not to any other Stockholder and no such other Stockholder shall have the right to enforce such obligations hereunder.

(j) In accordance with the Bylaws, the Company may from time to time by resolution establish and maintain one or more committees of the Board, each committee to consist of one (1) or more Directors. To the extent feasible, the Company shall notify Clairvest and Prism in writing of any new committee of the Board to be established at least fifteen (15) days prior to the effective establishment of such committee. If requested by Clairvest or Prism, the Company shall take all necessary steps to cause at least one (1) Stockholder Director as requested by each of Clairvest or Prism to be appointed as a member of each such committee of the Board unless such designation would violate any legal restriction on such committee’s composition or the rules and regulations of any applicable exchange on which the Company’s securities may be listed; provided, that the foregoing sentence shall not apply, with respect to any Stockholder, to any special committee of the Board established specifically for the purpose of evaluating a transaction or other corporate action involving such Stockholder.

(k) The Company shall pay all reasonable, documented out-of-pocket expenses incurred by each Stockholder Director and Retained Director in connection with his or her service provided to or on behalf of the Company, including, but not limited to, attending meetings or events attended on behalf of the Company at the Company’s request.

(l) The Company shall (i) purchase directors’ and officers’ liability insurance in an amount determined by the Board to be reasonable and customary and (ii) for so long as any Stockholder Director or Retained Director serves as a Director, maintain such directors’ and officers’ liability insurance coverage with respect to such Director; provided, that upon removal or resignation of such Stockholder Director or Retained Director for any reason, the Company shall take all actions reasonably necessary to extend such directors’ and officers’ liability insurance coverage with respect to such Stockholder Director or Retained Director for a period of not less than six (6) years from any such event in respect of any act or omission of such Stockholder Director or Retained Director occurring at or prior to such event.

(m) For so long as any Stockholder Director or Retained Director serves as a Director, the Company (i) shall provide such Stockholder Director or Retained Director with the same expense reimbursement, benefits, indemnity, exculpation and other arrangements provided to the other Directors; provided, that any Stockholder Director who is also an employee of the applicable Stockholder (or its Affiliates) may elect not to receive any standard director fees paid by the Company to Directors, and (ii) shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting any Stockholder Director or Retained Director as and to the extent consistent with applicable law, including but not limited to Article SEVENTH of the Certificate of Incorporation and Article VII of the Bylaws (whether such right is contained in the Certificate of Incorporation, the Bylaws or another document) (except to the extent such amendment or alteration permits the Company to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto).

(n) Any Nominee will be subject to the Company’s customary due diligence process, including its review of a completed questionnaire and a background check. Based on the foregoing, the Company may reasonably object to any Nominee (i) provided it does so in good faith and (ii) solely to the extent such objection is based upon any of the following: (1) such Nominee was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (2) such Nominee was the subject of any order, judgment, or decree not subsequently reversed, suspended or vacated of any court of competent jurisdiction, permanently or temporarily enjoining such proposed director from, or otherwise limiting, the following activities: (A) engaging in any type of business practice, or (B) engaging in any activity in connection with the purchase or sale of any security or in connection with any violation of federal or state securities laws; (3) such Nominee was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in clause (2)(B), or to be associated with persons engaged in such activity; (4) such Nominee was found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended or vacated; or (5) such Nominee was the subject of, or a party to any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to a violation of any federal or state securities laws or regulations. In the event the Board reasonably finds the Nominee to be unsuitable based upon one or more of the foregoing clauses (1) through (5) and reasonably objects to the identified director, the applicable Stockholder shall be entitled to propose a different nominee to the Board within thirty (30) days of the Company’s notice to such Stockholder of its objection to the Nominee and such replacement Nominee shall be subject to the review process outlined above.

Section 2. Definitions.

“Action” has the meaning set forth in Section 11(b).

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agreement” has the meaning set forth in the preamble.

“Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Securities Exchange Act of 1934, as amended.

“Board” has the meaning set forth in recitals.

“Business Combination Agreement” means that certain Business Combination Agreement, dated as of April 23, 2020, by and among Leo Holdings Corp., Prism and Clairvest and the other parties thereto, as amended or modified from time to time.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks in New York, New York are authorized or required by applicable law to close.

“Bylaws” means the Amended and Restated Bylaws of the Company, as in effect immediately following the Effective Time, as the same may be amended from time to time.

“CEO Director” has the meaning set forth in Section 1(a).

“Certificate of Incorporation” means the Certificate of Incorporation of the Company, as in effect immediately following the Effective Time, as the same may be amended from time to time.

“Clairvest” has the meaning set forth in the preamble.

“Clairvest Director” means an individual designated by Clairvest, or its permitted assigns, as a nominee to the Board that has been elected or appointed as a Director.

“Company” has the meaning set forth in the preamble.

“Director” means a member of the Board until such individual’s death, disability, disqualification, resignation, or removal.

“Effective Time” means the time immediately after the consummation of the transactions contemplated by the Business Combination Agreement (including all issuances of Voting Interests) on the date hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Independent Stockholder Director” means an individual mutually designated by Clairvest and Prism as a nominee to the Board that has been elected or appointed as a Director and who is independent, and qualified to serve on the audit committee of the Board, under the applicable rules of the NYSE (or any applicable exchange on which the Company’s securities may be listed) and the SEC (including Rule 10A-3 of the Exchange Act).

“Lion” has the meaning set forth in the preamble.

“Lion Director” means an individual designated by Lion, or its permitted assigns, as a nominee to the Board that has been elected or appointed as a Director.

“Majority Termination Event” has the meaning set forth in Section 1(d).

“Nominee” means an individual designated by a Stockholder as a nominee to the Board pursuant to this Agreement.

“NYSE” means the New York Stock Exchange.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Prism” has the meaning set forth in the preamble.

“Prism Director” means an individual designated by Prism, or its permitted assigns, as a nominee to the Board that has been elected or appointed as a Director.

“Retained Directors” has the meaning set forth in Section 1(a).

“SEC” means the Securities and Exchange Commission.

“Sponsor” has the meaning set forth in the preamble.

“Stockholder” has the meaning set forth in the preamble.

“Stockholder Director” means a Lion Director, Clairvest Director, Prism Director, Independent Stockholder Director or CEO Director, as applicable.

“Stockholder Termination Event” has the meaning set forth in Section 16.

“Transfer” means any sale, transfer, assignment or other disposition of (whether with or without consideration and whether voluntary or involuntary or by operation of law) of Voting Interests.

“Voting Interests” means the Class A common stock, par value $0.0001 per share, Class B common stock, par value $0.0001 per share, and Class C common stock, par value $0.0001 per share, in each case of the Company, all considered together as a single class.

Section 3. Assignment; Binding Effect. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any of the parties, in whole or in part (including by operation of law), without the prior written consent of the Company; provided, that Lion, Clairvest or Prism may assign, in whole, but not in part, this Agreement without the prior written consent of the Company as part of a Transfer of Voting Interests, so long as the applicable assignee executes a joinder to this Agreement pursuant to which such assignee agrees to be bound by the terms hereof as though such assignee were Lion, Clairvest or Prism, as the case may be. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 4. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

Section 5. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or electronic mail or postage prepaid mail (registered or certified) or nationally recognized overnight courier service and shall be deemed given when so delivered by hand or electronic mail, or if mailed, three (3) days after mailing (one Business Day in the case of overnight courier service), as follows:

If to the Company, to:

Digital Media Solutions, Inc.

4800 140th Avenue N., Suite 101

Clearwater, FL 33762

Email:             rfoster@dmsgroup.com

Attention:       Ryan Foster

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, N.W.

Washington, D.C. 20005

Facsimile:         (202) 661-8251

Email:               katherine.ashley@skadden.com

                           micah.kegley@skadden.com

Attention:          Katherine D. Ashley

                           Micah R. Kegley

If to Clairvest, to:

Clairvest GP Manageco Inc.

22 St. Clair Avenue East, Suite 1700

Toronto, ON M4T 2S3

Email:             jmiller@clairvest.com

Attention:       James H. Miller

If to Prism, to:

Prism Data, LLC

c/o Digital Media Solutions Holdings, LLC

4800 140th Avenue N., Suite 101

Clearwater, FL 33762

Email:             jmarinucci@dmsgroup.com

Attention:       Joe Marinucci

If to the Sponsor, to:

Leo Investors Limited Partnership

21 Grosvenor Place

London SWIX 7HF

United Kingdom

Facsimile:         +44 (0) 20 7201 2222

Email:               brown@lioncapital.com

Attention:         Simon Brown, Secretary

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Facsimile:         (212) 446-4900

Email:               christian.nagler@kirkland.com

                           peter.seligson@kirkland.com

Attention:          Christian O. Nagler

                           Peter S. Seligson

If to Lion, to:

Lion Capital (Guernsey) Bridgeco Limited

East Wing, Trafalgar Court

Les Banques, St. Peter Port

Guernsey, GY1 3PP

Facsimile:         +44 (0) 1481 749749

Email:               barton@lioncapital.com

Attention:          Nick Barton

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Facsimile:          (212) 446-4900

Email:                christian.nagler@kirkland.com

                            peter.seligson@kirkland.com

Attention:          Christian O. Nagler

                           Peter S. Seligson

Section 6. Adjustments. If, and as often as, there are any changes in the Voting Interests by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Voting Interests as so changed.

Section 7. No Presumption Against Drafting Party. Each of the parties hereto acknowledges that it has participated jointly in the negotiation and drafting of this Agreement and has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 8. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing in this Agreement expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such successors and permitted assigns, any legal or equitable rights under this Agreement; provided, that, each Stockholder Director and Retained Director shall be an express third-party beneficiary of the provisions in Sections 1(k)–(m) and shall be entitled to enforce such provisions as though such Stockholder Director or Retained Director was a party hereto.

Section 9. Further Assurances. From time to time, at another party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 10. Execution of Agreement. This Agreement may be executed in one (1) or more counterparts, all of which shall be considered one (1) and the same agreement, and shall become effective when one (1) or more such counterparts have been signed by each of the parties and delivered to the other party. Facsimile or electronic mail transmission of counterpart signatures to this Agreement shall be acceptable and binding.

Section 11. Governing Law.

(a) This Agreement and all disputes, claims or controversies relating to, arising out of, or in connection with this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts executed in and to be performed in the State of Delaware, without giving effect to any choice of law or conflict of laws, rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b) Each party irrevocably agrees that any action, claim, complaint, petition, suit, investigation, audit, mediation, litigation, arbitration or other proceeding by or before any Governmental Authority or arbitrator, whether civil or criminal, at law or in equity (each, an “Action”), arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Court of Chancery of the State of Delaware (or, solely if such courts decline jurisdiction, in any federal court located in the State of Delaware), and each party hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and the transactions contemplated hereby. Each party agrees not to commence any Action relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each party further agrees that notice as provided herein shall constitute sufficient service of process and each party further waives any argument that such service is insufficient. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (1) the Action in any such court is brought in an inconvenient forum, (2) the venue of such Action is improper or (3) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

Section 12. Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 12.

Section 13. Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes any prior agreements or understandings relating to such subject matter between the parties.

Section 14. Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 15. Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against a party, unless such modification is approved in writing by such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

Section 16. Termination. Notwithstanding anything to the contrary contained herein, if any Stockholder ceases to Beneficially Own or control, directly or indirectly, at least eight percent (8%) of the total number of Voting Interests issued and outstanding at any time (a “Stockholder Termination Event”), then this Agreement shall expire and automatically terminate solely with respect to such Stockholder; provided, however, that Sections 1(k)–(m) and Sections 2–15 shall survive any termination of this Agreement with respect to such Stockholder.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

Company:

DIGITAL MEDIA SOLUTIONS, INC.

By:	/s/ Joseph Marinucci
Name: Joseph Marinucci
Title: Chief Executive Officer

Stockholders:

CLAIRVEST GROUP INC.

By:	/s/ James H Miller
Name: James H Miller
Title: General Counsel and Corporate Secretary

By:	/s/ Michael Wagman
Name: Michael Wagman
Title: President and Managing Director

PRISM DATA, LLC

By:	/s/ Joseph Marinucci
Name: Joseph Marinucci
Title: Manager

LEO INVESTORS LIMITED PARTNERSHIP

By: Leo Investors General Partner Limited, its general partner

By:	/s/ Simon Brown
Name: Simon Brown
Title: Secretary

LION CAPITAL (GUERNSEY) BRIDGECO LIMITED

By:	/s/ Nick Barton
Name: Nick Barton
Title: Director